                                                                EXHIBIT 10.11


                PLAN AND AGREEMENT OF MERGER AND REORGANIZATION


     Plan and Agreement of Merger and Reorganization (hereinafter referred to as "Agreement"), made as of the 22 day of February, 1996, by and between F & M Bancorporation, Inc., a Wisconsin corporation and Community State Bank, a Wisconsin banking corporation.

     1. Definitions.

     The following definitions shall apply in this Plan and Agreement of Merger and Reorganization:

     1.1 "Agreement" shall mean this Plan and Agreement of Merger and Reorganization.

     1.2 "BANK" shall mean Community State Bank, 208 Steele Street, Algoma, Wisconsin 54201.

     1.3 "BANK Stock" shall mean BANK's voting capital stock $10.00 par value.

     1.4 "BANK Shareholders" shall mean the shareholders of BANK shown in the Schedule previously delivered to F & M.

     1.5 "BANK Counsel" shall mean Godfrey & Kahn, 780 North Water Street, Milwaukee, Wisconsin 53202-3590, Attn: James Sheriff, Esq.

     1.7 "Closing Date" shall mean the date set by mutual agreement of BANK and F & M and will not occur prior to the satisfaction or the waiver of all of the conditions to the transaction.

     1.8 "Effective Time" shall mean the date on which the Certificate of Consolidation issued by the State of Wisconsin Commissioner of Banking or the successor thereto (the

"Commissioner") is recorded with the Kewaunee County Register of Deeds. The Certificate of Consolidation shall be filed as soon as possible after the conditions precedent to this merger have been met or waived by F & M and BANK, but not prior to the Closing Date.

     1.9 "F & M" shall mean F & M Bancorporation, Inc., One Bank Avenue, Kaukauna, Wisconsin 54130.

     1.10 "F & M Common" shall mean F & M's voting common stock, $1.00 par value.

     1.11 "F & M Per Share Price" shall mean the average closing price, as quoted on the NASDAQ National Market System ("NASDAQ"), for F & M Common for the fifteen (15) trading days on which F & M Common is actually traded, immediately preceding the five (5) calendar days prior to the Closing Date of the transaction, provided, however, that the F & M Per Share Price shall not be less than Twenty-one and 50/100 Dollars ($21.50) or exceed Thirty-two and 50/100 Dollars ($32.50).

     1.12 "F & M Counsel" shall mean McCarty, Curry, Wydeven, Peeters & Haak, 120 East Fourth Street, P.O. Box 860, Kaukauna, Wisconsin 54130-0860, Attn:
Randall A. Haak, Esq.

     1.13 "Securities Counsel" shall mean Quarles & Brady, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202-4497, Attn: Kenneth V. Hallett, Esq.

     1.14 "Subsidiary" shall mean F & M Interim Bank, One Bank Avenue, Kaukauna, Wisconsin 54130, a bank to be organized as a wholly-owned subsidiary of F & M for the purpose of this transaction.



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     1.15 "Registration Statement" shall mean the Registration Statement of F &
M pursuant to which the shares of F & M Common to be issued in the merger will be registered with the Securities and Exchange Commission ("SEC"), and which shall include the prospectus of F & M relating to the F & M Common issuable in the transaction and the proxy statement of BANK to its shareholders relating to approval of the merger (the "Prospectus/Proxy Statement").

     2. Preamble.

     F & M is a multi-bank holding company with subsidiaries located in Wisconsin. BANK is a Wisconsin banking corporation with its main office in Algoma, Wisconsin and a branch in Forestville, Wisconsin. F & M and BANK, by their respective employees and agents have had the opportunity to make such review and investigation of the other as they deem appropriate and to negotiate the terms and conditions of this Agreement. F & M and BANK each believe that this transaction is in their best interests and in the best interests of their shareholders and desire to set forth their agreement and understanding in this Agreement.

     The parties have considered the proposed merger and believe that a merger between BANK and Subsidiary resulting in BANK becoming a subsidiary of F & M will be in the best interest of their respective corporations and shareholders. The merger of Subsidiary into BANK is intended to constitute a reorganization



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within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal
Revenue Code of 1986, as amended.

     In consideration of the foregoing and the terms, conditions and covenants of this Agreement and in reliance on the warranties and representations contained herein, the parties adopt this Plan and Agreement of Merger and Reorganization and agree as follows:

     3. Merger of Subsidiary into BANK.

     3.1 Surviving Corporation. At the Effective Time of the merger, Subsidiary shall be merged into BANK in accordance with the laws of the State of Wisconsin. BANK shall be the surviving corporation and the separate corporate existence, identity, and the organization of Subsidiary, except as specifically provided by law and this Agreement, shall cease. As the surviving corporation, BANK shall succeed to and possess all the assets, properties, powers, privileges, rights and immunities of Subsidiary and shall be subject to all liabilities, obligations, limitations and duties of Subsidiary as described in this Agreement.

     3.2 Subsidiary Stock Subscription. Subject to the fulfilling of the conditions precedent to the closing of this transaction set forth below, F & M will transfer to Subsidiary such shares of F & M Common as may be necessary to effect the merger, as described under paragraph 3.3 below.

     3.3 Exchange of BANK Stock. At the Effective Time, the shares of the BANK Stock shall be converted into shares of F & M Common as follows:




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



          (a) All BANK Shareholders will receive shares of F & M Common based upon the Exchange Ratio. The Exchange Ratio shall be calculated by dividing the Value Per BANK Share by the F & M Per Price Share. The Exchange Ratio shall be multiplied by the number of shares of BANK Stock held by each BANK Shareholder to determine the number of shares of F & M Common to be issued to that BANK Shareholder.

          (b) The Value Per BANK Share will be equal to Twelve Million Five Hundred Thousand and 00/100 Dollars ($12,500,000.00) (the aggregate price) divided by Forty-six Thousand (46,000) (the number of BANK Shares outstanding) or Two Hundred Seventy-one and 74/100 Dollars ($271.74) per share subject to adjustment under paragraph 3.4.

          (c) No fractional shares of F & M Common shall be issued; all fractional shares will be converted to cash in an amount equal to the fractional share determined in accordance with the formula set forth above multiplied by F & M Price Per Share.

     3.4 Adjustment of Value Per BANK Share. The Value Per BANK Share is subject to adjustment if any of the following occurs between the date of this Agreement and the Closing Date:

          (a) The BANK increases the number of outstanding shares of BANK Stock, or is obligated to do so which obligation is enforceable by its holder notwithstanding this Agreement or the BANK issues or agrees to issue any other class of stock or instrument convertible into stock. The actual number of shares of BANK Stock outstanding and any additional shares which BANK is




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obligated to issue as of the Closing Date shall be divided into the aggregate price to determine the Value Per BANK Share.

          (b) The dividends declared by BANK between January 1, 1996 and the Closing Date (regardless of when such dividends are payable) exceed Three Hundred Fourteen Thousand and 00/100 Dollars ($314,000.00) or the expenses of this transaction [as set forth in paragraph 4.3(d)] exceed the limit established in paragraph 4.3(d), provided, however, that in the event dividends or expenses exceed their respective limits the Exchange Ratio shall be adjusted as follows:

               (i)  The total amount of such excess shall be multiplied by 1.35;

               (ii) The product determined under sub-paragraph (i) above shall be deducted from Twelve Million Five Hundred Thousand and No/100 Dollars ($12,500,000.00) (the aggregate price) and any adjustment under paragraph 3.4(e) below to determine the "revised aggregate price;"

               (iii) The revised aggregate price shall be used to determine the Exchange Ratio under paragraphs 3.3(a) and (b) above.

               (iv) The excess amounts for dividends and transaction expenses shall be separately determined and no off-set shall be made if one amount exceeds its limitation and the other does not.

          (c) The actual earnings of BANK, determined in accordance with accepted accounting standards applicable to preparation of Reports of Condition required to be filed with the




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Federal Deposit Insurance Corporation, applied on a consistent basis, net of tax effect, but without deduction for the expense of this transaction itemized in paragraph 4.3(d) as of the end of the month prior to the month in which closing occurs (the "Actual Earnings") shall not be less than the amounts corresponding to such month end as shown on the attached Schedule A (the "Minimum Earnings"), provided, however, that if the Actual Earnings are less than the Minimum Earnings, the Exchange Ratio shall be adjusted as follows:

               (i) The total amount of such difference shall be multiplied by 1.35;

               (ii) The product determined under sub-paragraph (i) above shall be deducted from Twelve Million Five Hundred Thousand and No/100 Dollars ($12,500,000.00) (the aggregate price) and any adjustment under paragraph 3.4(b) above to determine the "revised aggregate price;"

               (iii) The revised aggregate price shall be used to determine the Exchange Ratio under paragraphs 3.3(a) and (b) above.

     3.5 Articles of Incorporation. The Articles of Incorporation of BANK in effect immediately prior to the Effective Time of the merger shall continue in full force and effect as the Articles of Incorporation of the surviving corporation.

     3.6 Bylaws. The Bylaws of BANK in effect immediately prior to the Effective Time of the merger, shall continue in full force and effect as the bylaws of the surviving corporation.




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     3.7 Officers and Directors. The officers and directors of BANK at the
Effective Time of the merger shall remain as the officers and directors of the surviving corporation, provided, however, that nothing in this paragraph shall create any rights in favor of such officers and directors to continued status as such following the consummation of the merger.

4. Representations and Warranties of BANK. BANK, by its duly authorized officers, directors or other agents makes the following representations and warranties to F & M each of which is true and correct as of the date hereof, and shall remain true and correct to and including the Closing Date, and shall be unaffected by any investigation heretofore or hereafter made by or any notice to F & M:

     4.1 Ownership and Authority. The current BANK Shareholders are identified in the Schedules previously delivered to F & M, which BANK will update periodically as necessary.

     4.2 BANK Organization and Authority.

          (a) BANK is duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has all requisite banking and corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. BANK's main office is located in Algoma, Wisconsin and its only branch office is located in Forestville, Wisconsin. All necessary corporate approval and authorization and regulatory approval for BANK's present operations has been given and remains in full force and effect and in good standing.




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          (b) BANK is authorized to issue Forty-six Thousand (46,000) shares of
BANK Stock, BANK's only class of stock. BANK has Forty-six Thousand (46,000) shares of BANK Stock issued and outstanding, all of which are legally and validly issued, fully paid and nonassessable.

          (c) BANK has not issued and does not have outstanding any option, warrant or convertible securities or other right to purchase or convert any obligation into BANK's securities and has not agreed to issue or sell any additional securities of any type.

          (d) The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated under it have been duly authorized by appropriate corporate approval and will not violate any provision of BANK's articles of incorporation or bylaws or any provisions of, or result in the acceleration of any obligation under the mortgage, lien, lease, agreement, instrument, court order, arbitration award, judgment or decree to which BANK is a party, or by which BANK is bound and will not require the consent, authorization or approval of any other public or private person or entity other than the approval by BANK's shareholders and the appropriate federal and state securities and banking regulatory agencies and will not violate any other restriction of any kind or character to which BANK is subject.

          (e) Algoma Investment Corporation ("AIC") is duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power to




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carry on its business as now being conducted.  AIC is authorized to issue One
Thousand (1000) shares of common stock, of which One Thousand (1000) shares legally and validly issued and fully paid nonassessable. BANK is the only shareholder of AIC. AIC has one employee in the State of Nevada.

     4.3 Financial Matters.

          (a) True copies of BANK's consolidated financial statements, consisting of consolidated balance sheets, consolidated statements of operations and consolidated statements of stockholders' equity as of the close of business on December 31, 1995, 1994, and 1993, have been delivered by BANK to F & M ("BANK's Financial Statements"). All of BANK's Financial Statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of BANK as of their respective dates, and the earnings for the periods covered, all determined in accordance with accepted accounting standards applicable to preparation of Reports of Condition required to be filed with the Federal Deposit Insurance Corporation, applied on a consistent basis.

          (b) BANK and AIC have good marketable title to all of their assets, business and properties including, without limitation, all such properties reflected in the BANK's Financial Statements as of December 31, 1995, free and clear of any mortgage, lien, pledge, security interest, assessment, levy, charge, claim or other encumbrance, except for real estate and personal property taxes for 1996 which are not yet due and the One Hundred Thousand and 00/100 Dollars ($100,000.00) portion of




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a Five Hundred Thousand and 00/100 Dollars ($500,000.00) U.S. Treasury Note
pledged to the Federal Reserve Bank of Chicago as collateral for the BANK's Treasury, Tax and Loan Account. AIC does not own any real property. BANK does not have any notice of any special assessment which will be levied or assessed against any real property owned or leased by it. All real property owned, operated and leased by BANK is in full compliance in all material respects with all applicable federal, state and local statutes and regulations including, but not limited to, any building codes, safety codes, OSHA regulations, environmental laws and regulations, the Americans with Disabilities Act, zoning ordinances and other similar codes, ordinances, and regulations and BANK has not received any citations, notices, charges or other complaints claiming a violation of the foregoing nor is BANK aware of any investigation of any alleged violation.

          (c) All property and assets owned or currently in use by BANK or AIC, or in which they have an interest (excluding interests which arise in collateral given to secure loans made by BANK or because of a security interest granted to
BANK) or which are in their possession, are in good operating condition and repair subject only to normal wear and tear. Schedules of all real and personal property owned by BANK has previously been delivered by BANK to F & M. If BANK leases any real or personal property, a separate schedule clearly identifying such leased property will be included in the Schedules delivered by BANK to F &
M. As of the Closing Date, all such property and assets will be in the condition represented above.




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          (d) For the period from October 1, 1995 to September 30, 1996, BANK has projected in good faith that its ordinary earnings determined in accordance with accepted accounting standards applicable to preparation of Reports of Condition required to be filed with the Federal Deposit Insurance Corporation, applied on a consistent basis, net of tax effect shall be Six Hundred Twenty-two Thousand Four Hundred Eighty and 00/100 Dollars ($622,480.00) but without reduction for the expenses of this transaction. The expenses of this transaction are those incurred by BANK for legal, accounting and/or auditing or investment banking and/or brokerage fees or expenses associated with the acquisition of BANK by F & M and will be reasonable and customary and will not in any event exceed One Hundred Forty-five Thousand and 00/100 Dollars ($145,000.00).

     4.4 Changes Since December 31, 1995. Since December 31, 1995, with respect to BANK there has not been:

          (a) Any loss, damage, destruction or failure to maintain the tangible assets of BANK (whether or not covered by insurance), or affecting its business or properties, which will materially adversely affect the financial condition or operations BANK.

          (b) Any lapse, revocation, failure to maintain in full force and effect or other event which, through the passage of time or the giving of notice, or both could render any insurance coverage previously maintained by BANK ineffective in whole or in part.




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          (c) Any acquisition by BANK of a capital asset at a cost in excess of
Five Thousand Dollars ($5,000.00) without prior approval of F & M, except for the renovation of Forestville station which will not exceed Fifteen Thousand and 00/100 Dollars ($15,000.00).

          (d) Any amendment to their Articles of Incorporation or Bylaws.

          (e) Any change in accounting procedures, practices or methods from those used by BANK in prior years except as may be necessary to prepare BANK's 1995 Financial Statements in accordance with generally accepted auditing standards.

          (f) Any increase in or agreement to increase salaries, wages, fringe benefits, benefits under any plan subject to ERISA, or other compensation of any officers, directors, employees or agents of BANK, except that for 1996, BANK may grant wage and/or salary increases consistent with past practices which do not exceed, in the aggregate, four percent (4%) of the wages and salaries being paid as of December 31, 1995.

          (g) Any issuance, or agreement to issue, on or before the Closing Date or thereafter, directly or indirectly, any additional shares of BANK Stock, any other class of stock, or other securities of BANK.

          (h) Any declaration, setting aside or payment of any dividend or any distribution in respect to BANK's stock or any redemption, purchase or other acquisition by BANK of any stock or any other repayments to the shareholders of BANK provided, however, that for the period from January 1, 1996, to the Closing




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Date the dividends which are paid or are declared do not exceed in total Three
Hundred Fourteen Thousand and 00/100 Dollars ($314,000.00).

          (i) Any sale, transfer, or other disposition, prior to maturity, of any security or other earning asset (exclusive of loans and leases).

          (j) Any borrowings or other indebtedness (excluding deposit liabilities) in excess of the amounts disclosed by BANK's December 31, 1995 Financial Statements, provided, however, that BANK may periodically borrow Fed Funds provided that the total outstanding balances of such borrowing shall not exceed the total amount historically borrowed by BANK for similar purposes.

          (k) Any mortgage, lien, pledge, security interest, assessment, levy, charge, claim or other encumbrance made with respect to any of the properties or assets of BANK in addition to those disclosed by BANK's December 31, 1995 Financial Statements.

          (l) Any sale, transfer or other disposition of assets of BANK except in the normal course of business and consistent with past practices, provided, however, that BANK may not dispose of any securities prior to maturity without the prior consent of F & M.

          (m) Any material change in the manner in which business was being conducted by BANK prior to December 31, 1995, or other material failure by BANK to use its best efforts to maintain its present business organization (subject to the terms of this Agreement), employees and customers.




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          (n) Any loan or commitment to make a loan by BANK with an interest rate, repayment term, collateral or security requirements or other conditions which are materially different from those upon which BANK made loans prior to December 31, 1995, except to the extent such difference is in response to competitive conditions encountered by BANK.

          (o)  The statements made in paragraphs 4.4(a), (b), (c), (d), (e),
(i), (k), (l), (m) and (p) are true and correct if "AIC" is substituted for "BANK" in such paragraphs.

          (p) Any other materially adverse change in BANK's prospects, financial condition, assets, liabilities, properties or business.

     4.5 Liabilities.

          (a) Neither BANK nor AIC have any liabilities, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction or occurrence involving BANK or AIC or their respective officers, directors, employees, agents or servants prior to the date of this Agreement which are not disclosed by the BANK's Financial Statements described above. To the best of its knowledge, after due and diligent inquiry, as of the date hereof, no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, exist which may hereafter give rise to any such liabilities of BANK or AIC.

          (b) To the best of its knowledge, all parties with whom BANK and AIC have contractual arrangements are in compliance therewith. Neither BANK nor AIC has declared, and is not prepared to declare, any such parties in default under any such




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contractual arrangements.  Neither BANK nor AIC is in default in any material respect under any contracts to which it is a party, nor has any event occurred, which through the passage of time or the giving of notice or both, would constitute a default under any such contract or obligation or cause the acceleration of any obligation of BANK or result in the creation of a lien, charge, assessment, encumbrance or other claim whatsoever upon any asset of BANK. None of the contracts to which BANK is a party will be adversely affected by the transaction contemplated by this Agreement.

          (c) To the best of its knowledge, BANK and AIC are in compliance in all material respects with all applicable federal, state, county and local statutes, ordinances, regulations, decrees, orders, or other laws. Neither BANK nor AIC has received notice of any alleged violation of any such statutes, ordinances, regulations, decrees, orders or other laws.

          (d) Except as disclosed in the Schedules previously furnished by BANK to F & M, no legal, administrative or other proceedings, investigations or inquiries or other claims, judgments, consent decrees, stipulations, injunctions or restrictions are either pending or outstanding, or to the best of its knowledge, threatened against or involving BANK or AIC or affecting their assets, properties or business except as described in paragraph 4.3(b). BANK does not know, or have any grounds to know, of any basis for any such proceedings, investigations or inquiries or other claims, judgments, consent decrees, stipulations, injunctions or restrictions.




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          (e) The assets and liabilities or potential liabilities of BANK and
AIC are fully insured (except for the deductible thereunder), except for taxes, deposits, repurchase agreements or other similar deposit-type instruments, and any borrowing of Fed Funds and all policies of insurance carried by BANK or AIC are in full force and all premiums thereon have been paid in a timely manner and are paid to date and all bonds have been acquired and maintained on all employees, agents, officers and directors of BANK or AIC required to be bonded. The limits of coverage, deductibles and other material provisions of such insurance and bonds are disclosed in the Schedules previously delivered by BANK to F & M. Said insurance and bonds, including but not limited to, general comprehensive (commercial) public liability insurance covering personal injuries, death and property damage, fidelity bonds and worker's compensation insurance have been acquired and maintained for at least the past five (5) years.

     4.6 Taxes. BANK and AIC have filed all federal, state and local tax returns and reports covering income, sales, use, real or personal property or other taxes of any type required to be filed and have paid all taxes including any interest, penalties and assessments which are due and required to be paid. The taxes provided for in BANK's Financial Statements and which will be provided for prior to the Closing Date will be adequate for the payment of any unpaid taxes as of such dates. BANK's federal income tax return has never been audited. Neither BANK nor AIC has waived any restrictions on the assessment or collection of




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taxes or consented to the extension of any statute of limitations relating to any tax liability. BANK has not determined or been advised that BANK may be liable for a material deficiency or other liability in respect to any state or federal income tax returns or other tax returns previously filed by BANK or AIC.

     4.7 Contracts and Commitments. Neither BANK nor AIC have any contracts or commitments, either oral or written, with any officer, director, shareholder, employee, customer, depositor, supplier of goods or services or any other entity or person which contain any terms or conditions which are not usual and customary under the circumstances and which may have a material adverse effect on the operations, profitability or net worth of BANK.

     4.8 Reporting and Withholding on Payment of Interest. To the best of its knowledge, BANK has fully complied with the Internal Revenue Code (the "Code"), and all rules and regulations of the Internal Revenue Service ("IRS") issued thereunder, with respect to the reporting of payments of interest and other payments by it, and has complied with all provisions requiring the withholding for income taxes on such amounts when required. BANK has instituted adequate procedures to assure compliance with such provisions. To the best of its knowledge, all reporting to the IRS required of BANK has been done in a timely manner via proper medium. BANK has not been advised of any violation or potential violation with respect to such reporting requirements.

     4.9 Employees and Employee Benefits.

          (a) BANK is not a party to or bound by any written or oral (i) employment or employment-related consulting contract




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


which is not terminable at will by the BANK without penalty, (ii) plan or agreement providing for any employee bonus, deferred compensation, pension, profit sharing, retirement benefits, stock purchase, stock option employee pension benefit plan or employee welfare benefit plan except as set forth in the Schedules previously delivered by BANK to F & M as set forth in paragraphs 4.9(b) and 4.9(c) to this Agreement.

          (b) All pension, profit sharing, or other employee pension benefit plans of BANK ("the Plans") are included in the Schedules previously delivered by BANK to F & M and are now, and will continue until the Closing Date to be, qualified Plans under Section 401(a) of the Code, in full compliance with the Employee Retirement Income Security Act of 1974 as amended ("ERISA"). To BANK's best knowledge, all premiums, notices, reports and other filings required to be delivered or filed under applicable law with respect to such Plans have been duly and timely delivered or filed. BANK has no knowledge of any fact or circumstance which would materially and adversely affect such Plans' qualified status or compliance as above described, or of any "reportable event" (as such term is defined in Section 4043(c) of ERISA) or any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code) which has occurred since the date on which said sections first became applicable to the Plans. The Plans satisfy the minimum funding standards set forth in the Code and ERISA. As of the Closing Date there will be no unfunded vested liability of the Plans, except for the obligation of BANK for contributions for the current year which




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


are not yet due and payable but for which adequate amounts are being accrued on a monthly basis.

          (c) All employee welfare benefit plans of BANK (the "Welfare Plans") are included in the Schedules previously delivered by BANK to F & M and are now, and will continue until the Closing Date to be, in full compliance with the Code and the Employee Retirement Income Security Act of 1974 as amended ("ERISA").
To BANK's best knowledge, all notices, reports and other filings required to be delivered or filed under applicable law with respect to such Welfare Plans have been duly and timely delivered or filed. BANK has no knowledge of any fact or circumstance which would adversely affect such Welfare Plans' compliance as above described or any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code) which has occurred since the date on which said sections first became applicable to the Welfare Plans.

          (d) No person or governmental agency has made any claim against BANK or its directors, officers, employees or agents arising out of any statute, ordinance or regulation alleging (i) discrimination against applicants for employment, employees or the public, (ii) any employment practices, policies or procedures are discriminatory or have been breached, (iii) a failure to comply with federal and state wage and hour laws, rules or regulations, (iv) a violation of occupational safety and health statutes, regulations or standards or (v) that BANK has committed an unfair labor practice(s).

     4.10 Environmental Matters.




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



          (a) To the best knowledge of BANK, there has been no release of any hazardous substance, as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") nor any release of oil or hazardous substance as provided under Wis. Stats. Section 144.76, on, upon or into the real property owned or leased to BANK or, to the best of BANK's knowledge upon any real estate or property which secures any loan made by BANK or which BANK has a right to acquire upon foreclosure or otherwise.

          (b) To the best of BANK's knowledge, there have been no such releases on, upon or into any real property adjoining or in the vicinity of the property described in paragraph 4.10(a) above, which through air, soil or groundwater migration could have come to be located upon any property owned or leased by BANK, or which secures a loan made by BANK or may be acquired by BANK in foreclosure.

     4.11 Accuracy of All Statements. No representation or warranty by BANK in this Agreement or otherwise, in any of BANK's Financial Statements, or in any other statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of BANK pursuant to this Agreement, nor any document or certificate delivered to F & M pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.

     4.12 Prospectus/Proxy Statement. The parts of the Prospectus/Proxy Statement which were provided or reviewed by the BANK with respect to BANK will not, at the date it is first mailed or delivered to the BANK's Shareholders, and will not, at the date or dates of the meeting of the BANK's Shareholders called to approve the Merger, as then amended or supplemented, contain any statements that are, at the time at which, and in light of the circumstances under which they are made, false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, the BANK makes no representation or warranty regarding and shall have no responsibility for the accuracy of any information with respect to F & M or Subsidiary or any of their affiliates or subsidiaries contained in the Prospectus/Proxy Statement.

     4.13 Financial Adviser. Except for the services of Robert W. Baird & Co. Incorporated ("Baird"), BANK has not engaged, consented to engage, or authorized any financial adviser, broker, investment banker, or similar third party to act on its behalf, directly or indirectly, in connection with the transaction contemplated by this Agreement. Any fees or expenses payable to Baird shall be paid by BANK.

     4.14 Schedules. The Schedules previously provided by BANK to F & M as itemized in the attached Exhibit 4.14 to this Agreement are true, complete and accurate copies of the documents contained therein. BANK will promptly notify F & M of any changes, amendments, or other modifications to the Schedules.

5. Representations and Warranties of F & M.

     F & M, by its duly authorized officers, employees or other agents makes the following representations to BANK, each of which is true and correct as of the date hereof and shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by or any notice to BANK except as set forth herein.

     5.1 Organization and Authority.

          (a) F & M is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted and to enter into and perform its obligations under this Agreement, upon receiving the necessary approval from the federal and state regulatory authorities. F & M is only qualified to do business in the State of Wisconsin and has received approval from the Federal Reserve Bank of Chicago to engage in business as a bank holding company.

          (b) Subsidiary will be organized as a banking corporation under the State of Wisconsin and upon organization will have all requisite banking and corporate power and authority to enter into and perform its obligations under this Agreement, upon receiving the approval of F & M and the federal and state regulatory authorities. Subsidiary will be a wholly-owned subsidiary of F & M.

          (c) F & M is authorized to issue Ten Million (10,000,000) shares of F & M Common and has Five Million Nine Hundred Fifty-five Thousand One Hundred Eight (5,955,108) shares issued and outstanding. F & M anticipates increasing its authorized shares to Twenty Million (20,000,000) at its annual shareholders meeting to be held April 23, 1996, and that additional shares of F & M Common may be issued by it prior to the Closing Date. F & M has not announced any other acquisition which will result in the issuance of any additional shares of F & M Common. Additional shares of F & M Common may be issued by F & M pursuant to its dividend reinvestment plan (up to a maximum of 150,000 shares) or pursuant to its 1993 Stock Option Plans (up to a maximum of 150,000 shares) or pursuant to stock options previously granted to John Johnson (up to a maximum of 14,455 shares) or in connection with the acquisitions of other business entities or their assets which are announced after the date of this Agreement. These outstanding shares are legally and validly issued and fully paid and nonassessable except as provided by Wis. Stats. Section 180.0622(2)(b).

     5.2 Performance of this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated under it have been duly authorized by appropriate corporate approval and will not violate any provision of F & M's articles of incorporation or bylaws or any provisions of, or result in the acceleration of any obligation under any mortgage, lien, lease, agreement, instrument, court order, arbitration award, judgment or decree to which F & M is a party, or by which F & M is bound and will not require the consent, authorization or approval of any other public or private person or entity other than the approval by F & M as the sole shareholder of Subsidiary and the appropriate federal and state securities and banking regulatory agencies and will not violate any other restriction of any kind or character to which F & M is subject except as set forth in this Agreement.

     5.3 Legality of Shares to be Issued. The shares of F & M Common to be delivered pursuant to this Agreement, when so delivered, will have been duly and validly authorized and issued by F & M and will be fully paid and nonassessable, except as provided by Wis. Stats. Section 180.0622(2)(b).

     5.4 Financial Statements. True copies of the audited consolidated financial statements of F & M consisting of consolidated balance sheets, consolidated statements of income, consolidated statements of stockholder's equity and consolidated statements of cash flows as of the close of business on December 31, 1994 and 1993, have been delivered by F & M to BANK (F & M's Financial Statements). All of F & M's Financial Statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of F & M as of their respective dates and of the earnings for the periods covered, in accordance with generally accepted accounting principles applied on a consistent basis.

     5.5 Litigation. There are no legal, administrative or other proceedings, investigations or inquiries or other claims, judgments, consent decrees, stipulations, injunctions or restrictions, either threatened, pending or outstanding against or involving F & M or its properties, or business, nor does F & M know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, or other claims, judgments, consent decrees, stipulations, injunctions or restrictions.

     5.6 Directors, Officers and Employees of BANK. Neither F & M nor their respective directors, officers, employees, agents, attorneys or accountants have made or will make any representations or warranties as to any further positions with BANK, F & M following the consummation of the transaction contemplated by this Agreement to any director, officer or employee of BANK, except that John Meyer will continue in his current position as president of BANK until January 1, 1997 and that Sylven A. Konkel shall be employed pursuant to a written employment agreement with BANK for not less than twelve (12) months after the Closing Date.

     5.7 Accuracy of All Statements. No representation or warranty by F & M in this Agreement or otherwise, nor any financial statements, statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of F & M pursuant to this Agreement, nor any document or certificate delivered to BANK pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.

     5.8 Prospectus/Proxy Statement. The Prospectus/Proxy Statement will not, at the date it is first mailed or delivered to the BANK's shareholders, and will not, at the date or dates of the meeting of the BANK's Shareholders called to approve the Merger, as then amended or supplemented, contain any statements that are at the time at which, and in light of the circumstances under which they are made, false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, F & M make no representation or warranty and shall have no responsibility for the accuracy of any information contained in or omitted from the Prospectus/Proxy Statement in so far as it describes the BANK.

     5.9 No Broker. All negotiations relative to this Agreement and the transaction contemplated hereby have been carried on directly by F & M with BANK without the intervention of any broker or third party on behalf of F & M. F & M has not engaged, consented to engage, or authorized any broker, investment banker, or third party to act on its behalf, directly or indirectly, in any capacity in connection with the transaction contemplated by this Agreement.

     6. Covenants of BANK.

     BANK hereby covenants and agrees as follows:

     6.1 Access to Information. F & M and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts and documents of BANK and BANK shall furnish or cause to be furnished to F & M and its authorized representative all information with respect to the affairs and business of BANK as F & M may reasonably request.

     6.2 Actions Prior to Closing. From and after the date of this Agreement and until the Closing Date, BANK:

          (a) Shall carry on its business diligently and substantially in the same manner as heretofore and BANK shall not engage in or institute any unusual or novel methods of doing business and shall use its best efforts to inform F & M in advance before either introducing any new products or services or modifying any existing products or services.

          (b) Shall not (i) grant any increase in the rates of pay, salary or compensation provided to its officers, directors or employees, which in combination with all increases granted since January 1, 1996 exceed in the aggregate four percent (4%) of the total compensation paid to the officers, directors or employees of BANK as of December 31, 1995, and (ii) shall not increase or decrease the benefits provided under, the contribution to, the cost sharing allocation expense or cost to BANK of any employee fringe benefit or of any of the benefit plans included in the Schedules described in paragraphs 4.9(b) and 4.9(c), except for normal adjustments imposed by third party providers.

          (c) Shall not enter into any contract or commitment or engage in any transaction which is not in the normal course of business and which is not consistent with BANK's past business practices.

          (d) Shall not create any indebtedness other than (i) short term indebtedness incurred in the normal course of business, (ii) indebtedness incurred pursuant to an existing contract previously disclosed to F & M or (iii) indebtedness other than as necessary to do the acts and things contemplated by this Agreement.

          (e) Shall not declare or pay any cash dividend, stock dividend or make any other distribution in respect of its stock, or directly or indirectly redeem, purchase or otherwise acquire any of its own stock, or grant any stock warrant, option options or issue directly or indirectly any shares of common or preferred stock or any other security of any type whatsoever or in any way dispose of any shares of its own stock or any other security, except that dividends may be paid by the BANK prior to the Closing Date provided that the total of all dividends paid between January 1, 1996, and the Closing Date shall not exceed Three Hundred Fourteen Thousand and 00/100 Dollars ($314,000.00).

          (f) Shall not amend its Articles of Incorporation or Bylaws or make any changes in authorized or issued stock.

          (g) Shall maintain current insurance in effect and acquire such additional insurance as may be reasonably required by increased business and risks, and operate, maintain and repair all property in a normal business manner.

          (h) Shall make adequate provision for any income tax which will be due with respect to any 1996 earnings and shall file all tax reports or returns and pay all income, franchise, sales, use, excise or other taxes on or before the date on which such reports, returns, or payments are due.

          (i) Shall pay all liabilities in a timely manner on or before their due dates and shall make adequate provision or accruals for all liabilities of BANK.

          (j) Shall use its best efforts (without making any commitments on behalf of F & M) to preserve its business organization intact, to keep available to F & M the present key officers and employees of BANK and to preserve for F & M the present relationships of BANK with its suppliers, customers and others having business relations with them.

          (k) Shall not sell or dispose of any property or assets except in the normal course of business, including but not limited to, selling or disposing of any securities held by BANK prior to their normal maturity dates.

          (l) Shall promptly notify F & M of any lawsuits, claims, proceedings, regulatory actions or investigations that may be threatened, brought, asserted or commenced against it or its officers, directors, employees or agents involving in any way the business, properties or assets of BANK.

          (m) Shall not make loans or grant credit to any customer on terms materially more favorable than those which are available from competitive sources. F & M and BANK understand that BANK, in order to meet market conditions may need to offer terms more favorable than those currently offered but that BANK will not be a market leader in this regard.

          (n) Shall not allow BANK's primary capital to asset ratio (12 C.F.R.
Part 325 method), determined in accordance with accepted accounting standards applicable to preparation of Reports of Condition required to be filed with the Federal Deposit Insurance Corporation, applied on a consistent basis, to drop below eight percent (8%).

          (o) Shall remain in compliance with all agreements, commitments, understandings, undertakings or other obligations to the Commissioner, the FDIC or any other regulatory agency having jurisdiction over BANK.

          (p) Shall cooperate fully and completely with F & M in the preparation and filing of the Registration Statement, and shall provide to F & M such information as may be required for use therein pertaining to BANK, or its businesses or operations.

          (q) Shall not take any action which would be reasonably likely to make unavailable either the pooling of interest accounting treatment of the merger or to cause the merger not to qualify as a tax-free reorganization.

     6.3 Audited Financial Statements. BANK shall deliver audited financial statements to F & M for the period ended December 31, 1995 on or before March 31, 1996.

     6.4 Stock Records. Prior to the special shareholders meeting to approve the Merger, the Board of Directors of BANK, in accordance with its bylaws, shall take such steps as are necessary to close its stock transfer books and establish a record date for such meeting after the close of the transfer books, furnish
F & M with a current shareholder list as of such record date and validly call a special shareholders meeting.

7. Covenants of F & M.  F & M hereby covenants and agrees as follows:

          (a) As promptly as practicable after the execution of this Agreement, F & M, with the cooperation of BANK, shall prepare and file with the SEC the Registration Statement. As promptly as practicable after comments, if any, are received from the SEC on such preliminary Registration Statement, F & M, with the cooperation of BANK, shall file with the SEC an amendment to the Registration Statement responding to such comments, and shall seek to have such Registration Statement declared effective. F & M shall also use its best efforts to qualify under the blue sky laws of the various states in which common shareholders of BANK are located the shares of F & M Common Stock to be issued pursuant to this transaction and shall file the NASD Listing Application in a timely manner. F & M shall pay the expenses of preparing and delivering the joint Prospectus/Proxy Statement for BANK's Shareholders.

          (b) As promptly as practicable after the execution of this Agreement, F & M shall take action to organize Subsidiary, to capitalize Subsidiary and to take such other actions as may be necessary to cause Subsidiary to perform its obligations in connection with this transaction.

          (c) As promptly as practicable after the execution of that Agreement, F & M shall take action to obtain regulatory approval of this transaction.

          (d) Shall not take any action which would be reasonably likely to make unavailable either the pooling of interest accounting treatment of the merger or to cause the merger not to qualify as a tax-free reorganization.

          (e) F & M shall provide its proposed employment agreement with Sylven
A. Konkel as soon as reasonably practical after this Agreement is signed. This employment agreement will provide that Sylven Konkel will remain in his current position and will become president of BANK when John Meyer no longer holds that office. The parties anticipate that Mr. Konkel will be nominated to a position on the BANK's Board of Directors after becoming president.

          (f) Within ten (10) days after its 1995 audited financial statements are in final form, F & M shall deliver a copy thereof to BANK.

          (g) Upon execution of this Agreement, F & M will investigate the availability of directors and officers' liability insurance coverage under its policy covering the directors and officers of F & M and its Subsidiaries and will promptly notify BANK of the availability and coverage under such insurance for BANK's directors and officers upon consummation of the acquisition.

8. Conditions Precedent to F & M's Obligation. Each and every obligation of F & M and Subsidiary to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

     8.1 Truth of Representations and Warranties. The representations and warranties made in this Agreement or given on behalf of BANK hereunder, shall have been continuously true and correct from the date of execution of this Agreement to the Closing Date, and shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date and BANK shall have complied with all other terms, conditions and covenants of this Agreement.

     8.2 Compliance with Covenants. Except as expressly set forth in paragraph 8.7, BANK shall have performed all of its obligations, and complied with all of the covenants under this Agreement which are to be performed or complied with by it from the date of this Agreement through and as of the Closing Date, including the delivery of the closing documents specified in paragraph 10.3.

     8.3 Absence of Suit. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced or threatened, and no investigation by any governmental or regulatory authority shall have been commenced, against F & M, Subsidiary, or BANK, or any of the affiliates, associates, officers, directors or employees of any of them, seeking to restrain, prevent or change the transaction contemplated hereby, or questioning the validity or legality of any such transaction, or seeking damages in connection with any of such transaction.

     8.4 BANK's Director and Shareholder Authorization. The merger contemplated by this Agreement shall have been duly and validly authorized by BANK's directors and shareholders in accordance with the laws of the State of Wisconsin, including but not limited to the provisions of Wis. Stats. Section 221.565.

     8.5 Receipt of Approvals. All approvals, consents and/or waivers, including any approvals required by any federal or state governmental regulatory agency, that are necessary to effect the transactions contemplated hereby shall have been received and all waiting periods thereunder shall have expired.

     8.6 Accuracy of Financial Statements. In the event interim financial statements are provided to F & M by BANK, F & M and its representatives shall be reasonably satisfied as to the accuracy of all interim balance sheets, statements of income and other financial statements of BANK furnished to F & M and Subsidiary for periods ended after December 31, 1995.

     8.7 BANK Earnings. The Actual Earnings of BANK from October 1, 1995 through the month end prior to the month in which closing occurs, determined in accordance with accepted accounting standards applicable to preparation of Reports of Condition required to be filed with the Federal Deposit Insurance Corporation, applied on a consistent basis shall not be less than the Minimum Earnings from October 1, 1995, through the month end prior to the month in which closing occurs.

     8.8 Legal Opinion. F & M shall have received the opinion of BANK Counsel referred to in subparagraph 10.3(e).

     8.9 Accountants' Letters. F & M and Subsidiary shall receive before the Closing Date the accountants' letters referred to in subparagraphs 10.3(d).

     8.10 Time Limit on Closing. Closing shall have taken place by October 15, 1996.

     8.11 Proceedings and Instruments Satisfactory; Certificates. All proceedings, corporate or otherwise, to be taken in connection with the transactions contemplated by this Agreement shall have occurred and all appropriate documents incident thereto as F & M may reasonably request shall have been delivered to F & M. BANK shall have delivered certificates in such detail as F & M may reasonably request as to compliance with the conditions set forth in this Article 8.

     8.12 Securities Matters. The Registration Statement shall have been declared effective under the Securities Act of 1933 by the SEC. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, to the knowledge of F & M, on or prior to the Effective Time, have been initiated or threatened by the SEC. F & M shall have received all other federal or state securities permits exemptions, registrations or other authorizations necessary to issue the F & M Common in exchange for the BANK Stock to consummate the merger.

     8.13 Prospectus/Proxy Statement. The Prospectus/Proxy Statement will not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

     8.14 Exchange of Stock Certificates. As a condition of delivery of the consideration required by this Agreement, the BANK Shareholders shall have executed and delivered documents assigning their shares of BANK Stock to F & M and/or Subsidiary containing appropriate representations regarding tax matters, ownership, authority to act, residency and such other matters as F & M shall request.

     8.15 Affiliates of BANK. Each person who shall be deemed to be an "affiliate" of BANK within the meaning of the Securities Act of 1933 and Rule 145 promulgated by the SEC thereunder shall have executed and delivered to F & M an Affiliate's Undertaking, in the form attached hereto as Exhibit 8.1, dated as of the Effective Time.

     8.16 Pooling Accounting. The merger contemplated herein shall be treated as and qualify for accounting using the pooling of interests method provided that this condition shall be deemed waived if the disqualification is the result of an omission by F & M.

     8.17 No Change Prior to Closing Date. No material adverse change in the business or financial condition of BANK shall occur after the execution of this Agreement but prior to the Closing Date.

     8.18 Tax Status. No information has been discovered or made known to F & M to indicate that the IRS has challenged or intends to challenge the status of this transaction as a tax-free reorganization.

     8.19 Dissenters Rights. That no more than ten percent (10%) of the total consideration paid by F & M in this transaction, determined in accordance with the accounting rules applicable to the pooling of interests, shall be paid in cash, including amounts paid for fractional shares and amounts paid to BANK Shareholders who exercise their dissenters rights under Wis. Stats. Section 221.25.

9. Conditions Precedent to BANK's Obligations.

     Each and every obligation of BANK to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

     9.1 Truth of Representations and Warranties. The representations and warranties made by F & M in this Agreement or given on their behalf hereunder, shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

     9.2 F & M's Compliance. F & M shall have performed and complied with all of its obligations under this Agreement which are to be performed or complied with by it prior to or as of the Closing Date, including delivery of the closing documents.

     9.3 Absence of Suit. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced or be threatened and, no investigation by any governmental or regulatory authority shall have been commenced, against F & M, Subsidiary, or BANK, or any of the affiliates, associates, officers, directors, or employees of any of them, seeking to restrain, prevent, or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with any of such transactions.

     9.4 Proceedings and Instruments Satisfactory; Certificates. All proceedings, corporate or otherwise, to be taken by F & M in connection with the transaction contemplated by this Agreement shall have occurred and all appropriate documents incident thereto as BANK may reasonably request shall have been delivered to BANK. F & M shall have delivered certificates in such detail as BANK may reasonably request as to compliance with the conditions set forth in this Article 9.

     9.5 Receipt of Approvals. All approvals, consents and or waivers, including any approvals required by any federal or state governmental regulatory agency, that are necessary to effect the transactions contemplated hereby shall have been received, and all waiting periods shall have expired provided the failure to obtain the same was not the result of an act or omission by BANK.

     9.6 Time Limit on Closing. Closing shall have taken place by October 15, 1996.

     9.7 Legal Opinion. BANK shall have received the opinion of F & M Counsel referred to in subparagraph 10.4(d).

     9.8 Prospectus/Proxy Statement. The Prospectus/Proxy Statement will not contain any untrue statement of material fact or omit any material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

     9.9 Tax Status. No information has been discovered or made known to BANK to indicate that the IRS has challenged or intends to challenge the status of this transaction as a tax-free reorganization.

     9.10 Tax Opinion. BANK Shareholders shall have received an opinion obtained by BANK at BANK's expense to the effect that the transaction contemplated by this Agreement shall be tax-free to those BANK Shareholders who receive F & M Common in exchange for their BANK Stock (excluding fractional or dissenting shares), provided that if BANK fails to deliver said opinion, F & M may, but is not required to, deliver such an opinion from legal counsel it selects in which case this condition shall be deemed satisfied. If BANK has not made a good faith effort to obtain this opinion from its counsel and such opinion is provided by F & M, the expense and cost of such opinion provided by F & M shall be multiplied by 1.35. This product shall be deducted from the aggregate price and the Exchange Ratio shall be recalculated after making such deduction. In connection with the rendering of the tax opinion referenced in this section, the BANK, F & M and Subsidiary agree to execute certificates in the form attached hereto as Exhibits 9.10 and 9.10(a).

     9.11 Fairness Opinion. BANK shall have obtained a fairness opinion from Robert W. Baird & Co., Incorporated indicating its opinion that the proposed transaction is fair from a financial point of view to the BANK Shareholders.

     9.12 Directors and Officers Liability Insurance. F & M shall furnish evidence to BANK that BANK's directors and officers are covered under the directors and officers liability insurance provided to the directors and officers of F & M and its subsidiaries, which coverage shall include coverage in accordance with the standard terms and conditions of such policy for claims based upon occurrences which occurred prior to F & M acquisition of BANK. In the event such coverage is not available, F & M may satisfy this condition by offering separate coverage to BANK's directors and officers which is substantially equivalent to the coverage carried by BANK as of the date of this Agreement.

10. Closing.

     10.1 Time and Place. The closing of this transaction ("Closing") shall take place at the offices of F & M (or such other place as the parties may agree) on the Closing Date.

     10.2 Rights of BANK Shareholders After the Effective Time. After the Effective Time and until the surrender of a stock certificate representing shares of BANK Stock, each such outstanding certificate, which prior to the Effective Time represented shares of BANK Stock, shall be deemed for all purposes, subject to the further provisions of this Agreement, to evidence the ownership of the number of full shares of F & M Common into which such shares have been converted; provided, however, that unless and until any such certificates representing BANK Stock shall be so surrendered, the stock certificate representing the shares, any dividends or other distributions of any kind payable in respect of shares of F & M Common into which such BANK Stock has been converted, shall be withheld by F & M. Upon the subsequent surrender and exchange of such BANK Stock certificates, such holder of record of the certificates formerly representing shares of BANK Stock (or such holder's assignee) shall be paid the amount of any such cash dividends or other distributions, without interest, which became payable under this Agreement to holders of record of shares of F & M Common on or after the Effective Time and prior to the surrender and exchange of the certificates. Delivery of certificates representing shares of F & M Common to former BANK Shareholders who have tendered their certificates for their shares of BANK Stock at or before the Effective Time shall be made as soon as reasonably possible after the Effective Time.

     10.3 Documents to be Delivered by BANK. At the time of or prior to the closing, BANK shall deliver the following documents:

          (a) A certificate by the chairman, vice-chairman or president of BANK
(i) that the representations and warranties made by BANK as the case may be in this Agreement are true and correct on as of the Closing Date with the same effect as though such representations and warranties had been made on or given on and as of the Closing Date, (ii) that BANK has performed and complied with all of its obligations under this Agreement which are to be performed or complied with by or prior to or on the Closing Date, and (iii) that all Schedules and Exhibits delivered by BANK to F & M prior or as of the Closing Date are true, correct and complete as of the Closing Date.

          (b) An Incumbency Certificate for the officers executing the documents in connection with the transaction contemplated hereby.

          (c) Copies of the Articles of Incorporation and Bylaws of BANK, duly certified by their respective custodians as true, correct and complete copies thereof, including any amendments as of the Closing Date.

          (d) A letter from BANK's certified public accountants, prepared in accordance with Statement on Auditing Standards 72, "Letters for Underwriters and Certain Other Requesting Parties", addressed to F & M dated as of the Closing Date to the effect that (i) the audited financial statements of BANK included in the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Exchange Act of 1934 and related published rules and regulations, (ii) nothing came to their attention to cause them to believe that the unaudited condensed interim financial statements of BANK included in the Registration Statement do not conform in all material respects with the applicable requirements of the Securities Exchange Act of 1934 and related published rules and regulations or that such unaudited condensed interim financial statements of BANK included in the Registration Statement require material modifications for them to be in conformity with generally accepted accounting principles, (iii) except as disclosed in the letter, nothing came to their attention to cause them to believe that as of the date not earlier than five (5) days prior to the Closing Date, there was any change from the unaudited condensed interim financial statements of BANK included in the Registration Statement in capital stock, increase in long-term debt or any decrease in stockholders' equity of BANK or there were any decreases for the period from the date of the unaudited condensed interim financial statements of BANK included in the Registration Statement to the date not earlier than five
(5) days prior to the Closing Date, as compared with the corresponding period in the preceding year, in net interest revenue or net income of BANK and that nothing came to their attention to indicate that the condition set forth in paragraph 8.7 had not been met. Such letter to F & M requires delivery of a representation letter to BANK's certified public accountants consistent with the requirements of Statement on Auditing Standards 72.

          (e) A written opinion from BANK counsel dated as of the Closing Date addressed to F & M and F & M Counsel, in form and substance substantially in the form attached hereto as Exhibit 10.3(e)

          (f) Certified copies of resolutions adopted by BANK's board of directors to the effect that the execution, delivery and performance of this Agreement and the transactions contemplated by it have been duly and validly authorized in accordance with the laws of the State of Wisconsin and of the action taken by the BANK's Shareholders to approve the merger and authorize the acquisition of 10% or more of BANK's Stock by F & M as provided by Wis. Stats.
Section 221.565.

          (g) Such other documents of transfer, certificates or authority and other documents as F & M may reasonably request.

     10.4 Documents to be Delivered by F & M and Subsidiary. At the closing F & M and Subsidiary shall deliver the following documents:

          (a) Certificates for shares of F & M Common as determined under
Article 3 of this Agreement. Such certificates will be in the name of BANK Shareholders entitled to the same in accordance with their interest in BANK as of the Effective Time provided, however, that any certificates need not be delivered until such time as the provisions of paragraph 10.2 have been complied with by such Shareholders.

          (b) An Incumbency Certificate relating to all parties executing documents relating to any of the transactions contemplated hereby on behalf of F & M and Subsidiary.

          (c) A certificate by an officer of F & M that, to the best of such officer's knowledge, (i) the representations and warranties made by F & M and Subsidiary in this Agreement are true and correct as of the Closing Date, (ii) that F & M and Subsidiary have performed and complied with all of their obligations which are to be performed or complied with by or prior to or as of the Closing Date and (iii) that all Schedules and Exhibits delivered by F & M to BANK are true, correct and complete as of the Closing Date.

          (d) A written opinion from counsel for F & M and Subsidiary dated as of the Closing Date addressed to BANK and

BANK Counsel in form and substance substantially in the form attached hereto as
Exhibit 10.4(d).

          (e) A written opinion from Securities Counsel dated as of the Effective Time addressed to F & M and BANK, reasonably satisfactory in form and substance to F & M Counsel, to the effect that the shares of F & M Common issuable in the transaction are the subject of an effective Registration Statement with the SEC, and that no stop order relating to such Registration Statement has been issued by the SEC and that, to the knowledge of such counsel, no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (f) Certified copies of the resolutions adopted by F & M's and Subsidiary's boards of directors to the effect that the execution, delivery and performance of this Agreement and the transactions contemplated by it have been duly and validly authorized in accordance with the laws of the State of Wisconsin.

11. Law Governing.

     This Agreement shall be construed and interpreted according to the laws of the State of Wisconsin.

12. Assignment.

     This Agreement may not be assigned in whole or in part without the written consent of all parties, provided, however, that Subsidiary's participation in this transaction shall not require any further consent or authorization.

13. Amendment and Modification.

     This Agreement may only be amended or modified by a written agreement signed by the duly authorized representatives of F & M and BANK.

14. Abandonment.

     This Agreement may be terminated and the transaction provided for by this Agreement may be abandoned at any time before the Closing Date:

          (a) By mutual consent of F & M and BANK;

          (b) By F & M if (i) any of the conditions provided for in Article 8 of this Agreement have not been met and have not been waived in writing by F & M, or (ii) the F & M Per Share Price is more than Thirty-two and 50/100 Dollars ($32.50) per share; or

          (c) By BANK if (i) any of the conditions provided for in Article 9 of this Agreement have not been met and have not been waived in writing by BANK, or
(ii) the F & M Per Share Price is less than Twenty-one and 50/100 Dollars ($21.50) per share.

          (d) In the event of a breach of this Agreement, by notice from the non-breaching party to the breaching party as set forth below.

     In the event of termination and abandonment by any party as provided in this Article, written notice shall forthwith be given to the other party setting forth the breach of this Agreement or the default in performance which has occurred, or the condition which has not been met. The party to whom the notice is directed shall, if such party is able to effect a satisfaction or cure, have ten (10) days after such notice is given to satisfy such condition or cure such breach or default, provided that if such ten (10) day period is not sufficient and the party is making a diligent effort to satisfy such condition or cure such breach or default, the time to do so may be extended for such period as the parties may agree not to exceed thirty (30) days provided however, that the F & M Per Share Price shall be the higher of the price as of the date of the notice or as of the date on which the default is satisfied or cured. The termination and/or abandonment of this Agreement shall not alter or diminish the liability of the party that failed to comply with the conditions of this Agreement. Each party shall pay its own expenses incident to preparation for the consummation of this Agreement and the transactions contemplated hereunder. In the event F & M declares a stock dividend or stock split, the maximum and minimum F & M Per Share set forth in subparagraphs (b) and (c), above, and in paragraph 1.11, shall be adjusted in proportionately and based upon the stock dividend or stock split.

15. Notices.

     All notices, requests, demands, and other communications hereunder shall be deemed to have been duly given, upon actual delivery, if delivered by hand; or upon receipt by the addressee, if given by mail (certified mail - return receipt requested with postage prepaid is required for notice by mail); or upon receipt by the addressee, if by private courier; or upon receipt of the transmission by the addressee if by telecopy (with a copy sent by first class mail):

          (a) If to BANK, to John Meyer, Community State Bank, 208 Steele Street, Algoma, Wisconsin 54201, FAX: 414-487-3642, with a copy to James Sheriff, Esq., Godfrey & Kahn, 780 North Water Street, Milwaukee, Wisconsin 53202-3590, FAX: 414- 273-5198.

          (b) If to F & M or Subsidiary, to Mr. Gail E. Janssen, One Bank Avenue, Kaukauna, Wisconsin 54130, FAX: 414-766-5628, with a copy to Randall A. Haak, Esq., McCarty, Curry, Wydeven, Peeters & Haak, P.O. Box 860, Kaukauna Wisconsin 54130, FAX: 414-766-4756.

     The place to which notice is to be given may be changed by notice given in accordance with this Article.

16. Entire Agreement.

     This Agreement with Exhibits embodies the entire agreement between the parties hereto with respect to the transaction contemplated herein and supersedes all prior agreements, written or oral, express or implied and all negotiations, discussions or other matters between the parties and there have been and are no agreements representations or warranties between the parties other than those set forth or provided for herein.

17. Counterparts.

     This Agreement may be executed in two (2) or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument.

18. Binding Effect.

     This Agreement shall inure to the benefit of and bind the parties and their respective heirs, beneficiaries, transferees, successors, and assigns.

19. Headings.

     The headings of this Agreement are inserted for convenience only and shall not constitute a part hereof.

20. Confidentiality. Except as necessary to take action pursuant to this Agreement, each party agrees that all information and documents received from the other party regarding the proposed transaction shall be held in confidence and that all documents containing such information will be returned upon request if the parties abandon the transaction. The parties further agree to use such information only in connection with the proposed transaction contemplated by this Agreement. This paragraph shall not apply to information or documents which are, or by law must be made, publicly available. The parties agree to not publicly disclose this Agreement or its Exhibits or any of the provisions hereof, except as a part of regulatory filings or pursuant to press releases and other public statements approved by F & M and BANK.

21. Further Documents.

     F & M, Subsidiary, and BANK agree to execute any and all other documents and to take such other action or corporate proceedings as may be reasonably necessary or desirable to carry out the terms hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.


                           F & M BANCORPORATION, INC. ("F & M")


                           By:__/s/____________________________
                                Gail E. Janssen, President

                           ATTEST:


                           By:__/s/____________________________
                                Janet M. Lakso, Secretary

                                  COMMUNITY STATE BANK ("BANK")


                                  By:__/s/______________________________
                                       James L. Slaby, Chairman of the Board


                                  ATTEST:


                                  By:__/s/____________________________
                                       John Meyer, President